EXHIBIT 15
      HUDSON FOODS, INC. AND SUBSIDIARIES
      LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

      Securities and Exchange Commission
      450 Fifth Street, N.W.
      Washington, D.C. 20549

      Re:   Hudson Foods, Inc.
            Registration on Forms S-8

      We are aware that our report dated April 22, 1997 on our review of the interim financial information of Hudson Foods, Inc. for the periods ended March 29, 1997 and March 30, 1996, and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-8 (File nos. 33-36690 and 33-41839). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

      Coopers & Lybrand L.L.P.

      Tulsa, Oklahoma
      May 1, 1997